Exhibit 99.1

Perry Ellis International Announces Results for Second Quarter of Fiscal Year 2010

•

EPS and EBITDA ahead of consensus - Loss of ($0.42) per fully diluted share and positive EBITDA of $1.5 million compared to consensus loss per share of ($0.57) and EBITDA loss of $380,000, respectively

•	Net loss at $5.3 million for the quarter - slight improvement over last year

•	Operating expenses down $12.9 million - 20% below last year

•	Inventory reduction of 22% - Disciplined management drives reduction of $30 million compared to last year

•	Strongest balance sheet and liquidity position in recent history - $29.5 million in cash and senior credit facility fully available with no borrowings at quarter’s end

•	Company provides earnings guidance of $0.70 to $0.85 for Fiscal 2010

Perry Ellis International, Inc. (NASDAQ:PERY) today reported results for the second quarter ended August 1, 2009 (“second quarter of fiscal 2010”).

Second Quarter Results from Operations

Oscar Feldenkreis, President and COO commented “We are proud of delivering a second quarter slightly ahead of last year’s net earnings, particularly under very challenging times. Perry Ellis International’s management has acted decisively to reduce costs and respond to the challenges created by the current macroeconomic environment. We are pleased with the progress we have made and we remain laser focused on improving the performance of our divisions.”

Net loss for the second quarter of fiscal 2010 at $5.3 million represents a slight improvement to a loss of $5.4 million during the quarter ended July 31, 2008 (“second quarter of fiscal 2009”). Despite this improvement, and driven by a reduced number of shares outstanding, the Company reported a loss of $0.42 per fully diluted share compared to a loss of $0.36 for the same period last year. This compares positively to Thomson’s First Call consensus of a loss of $0.57 for the Company during the second quarter of fiscal 2010.

Driven by strict cost controls as well as the cost cutting initiatives announced during the fourth quarter of last year, the Company’s second quarter operating expenditures decreased by $12.9 million to $51.1 million, compared to $64.0 million for the second quarter of fiscal 2009. These reductions led to an EBITDA for the quarter of $1.5 million. A table showing the reconciliation of EBITDA and EBITDA-as-adjusted to net income is attached.

During the second quarter of fiscal 2010, gross margins at 30.9% decreased by 120 bps impacted by the planned exit and inventory liquidation of the licensed PING golf and Dockers outerwear businesses, compared to 32.1% for the second quarter of fiscal 2009. Margins were also challenging in swimwear products and bottoms private label programs.

“Close collaboration with our retail partners, better mark-down management through our sophisticated planning systems and acute strategic door management provided for a reduction in markdowns and sales allowances from 9% of gross sales in Q2 last year to approximately 7% this year,” Mr. Feldenkreis continued.

For the second quarter of fiscal 2010, total revenues decreased by 17.8%, or $34.5 million, to $159.2 million compared to $193.7 million reported in the second quarter of fiscal 2009. Compared to second quarter last year, the Company increased revenues in several of its core businesses including:

(i)	Continued strong performance at mid-tier retailers across the modern, golf and Hispanic lifestyles;

(ii)	Combined growth in golf lifestyle brands - Champions Tour, Pro Player and Links Edition brands; and

(iii)	Successful introduction of the Merona swim program and Hispanic lifestyle brand Café Luna.

“We have seen acceleration in order demand for these categories for the fall season and the second half of the year. Our branded swim brands, denim platform, golf brands, Hispanic lifestyle brands and, overall, our brands distributed to mid-tier stores, are beginning to return to more normal levels,” Mr. Feldenkreis commented.

These increases were offset by a reduction in the following business segments:

(i)	Weakness at the department store channel for swimwear product, affected by unusually cold weather, and for Perry Ellis brand accounting for $11 million;

(ii)	Door count reduction for Perry Ellis Collection by the exiting of 127 unprofitable doors at the department store distribution channel, accounting for $3.5 million;

(iii)	Planned exit of mass merchant private label business accounting for approximately $7 million;

(iv)	Anticipated deceleration of PING golf business at the corporate channel of $5 million;

(v)	Departure of multiple retailers which filed for Chapter 11 during fiscal 2009, accounting for revenues of approximately $5 million;

(vi)	Exit of the Dockers outerwear license and men’s specialty store business and the planned licensing of Perry Ellis dress shirt of approximately $3 million.

“We are optimistic about holiday and spring orders for the fourth quarter. Second half bookings point to strong results and we believe there will be a return to a normalized replenishment business.” Mr. Feldenkreis concluded.

First Half Operations Review

For the six months ended on August 1, 2009 (“first half of fiscal 2010”), total revenues decreased by 13.3% to $379.2 million from $437.2 million during the six months ended on July 31, 2008 (“first half of fiscal 2009”). These decreases include lost revenues of approximately $44.3 million due to retailers filing for bankruptcy protection during fiscal 2009, the exit of the PING and Dockers licenses and the men’s specialty store distribution channel, the planned licensing out of the Perry Ellis dress shirts business and the exit of multiple private label bottoms programs, primarily at Wal-Mart. Due to the highly promotional environment pervasive in the consumer goods industry during the first half of fiscal 2010, the Company also reported a decrease in gross profit margins of 234 basis points compared to the same period last year.

Revenue and gross profit declines have been partially offset by the continued cost reduction process initiated last year. Compared to the first half of fiscal 2009, the Company reduced its operating expenses by $20.9 million, or 16%, to $109.1 million. Lower utilization of the Company’s senior credit facility led to an interest expense reduction of $195,000 compared to the comparable period last year.

Balance Sheet Update

The Company also reported its strongest financial condition in this decade, maintaining a healthy liquidity position. Disciplined working capital management allowed the Company to completely pay down its senior credit facility, providing the Company with $125 million in availability at the end of the second quarter. Additionally, the Company reported $29.5 million in cash and cash equivalents.

Continuing with its proactive retail planning and inventory discipline, the Company reduced inventories by $29.7 million, or 22%, compared to July 31, 2008, ending the quarter with total inventory of $103.4 million. Inventory turns increased to 4.5 times, compared to 4.3 times last year. Accounts receivable were reduced to $100.1 million, compared to $114.5 million as of July 31, 2008. This represents a $14.5 million or 12.6% reduction, in line with the net sales reduction for the first half of fiscal 2010.

“By taking proactive and decisive actions and maintaining strict discipline in our cashflow management, we are positioning Perry Ellis International for a strong rebound as the economy improves,” George Feldenkreis, Chairman and CEO, commented. “As consumer confidence returns and the macroeconomic environment stabilizes, we will emerge leaner, stronger and focused on taking advantage of all available opportunities.”

Fiscal 2010 Guidance

Enhanced visibility for season orders for Holiday ‘09 and Spring ‘10 have allowed the Company to provide earnings guidance in the $0.70 to $0.85 range for fiscal year 2010.

“In light of better visibility of the second half of the year and our strong cost controls, we have decided to provide earnings guidance,” Mr. Feldenkreis commented. “Based on our first half results we remain committed to reaching an EBITDA of at least last year’s level.”

The Company also confirmed its guidance of total revenue for fiscal 2010 to decrease in the low double digits and gross margin improvements in the second half of the year.

“Although our top line remains challenged for next quarter as retailers had already committed to conservative Fall’ 09 plans, we expect to pick up momentum during the month of October and return to solid growth for the fourth quarter of this year,” Mr. Feldenkreis continued.

Finally, the Company announced that capital expenditures will be in the $6 to $7 million range, down $1 million from the previously announced guidance of $7 to $8 million. This represents a reduction of between $3.5 and $4.5 million compared to capital expenditures of $10.5 million during fiscal 2009.

“We reported a first half above analysts’ expectations during the most challenging economic times since the 1930’s, and we are starting to see positive signs in the consumer environment. Although nobody knows with certainty if we have seen the worst of this recession, we remain confident in the financial strength of Perry Ellis International and our ability to take all necessary actions to deliver on our results. We are optimistic about the second half of this year,” Mr. Feldenkreis concluded.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands including Perry Ellis®, Jantzen®, Laundry by Shelli Segal®, C&C California®, Cubavera®, Munsingwear®, Savane®, Original Penguin® by Munsingwear, Grand Slam®, Natural Issue®, Pro Player®, the Havanera Co.®, Axis®, Tricots St. Raphael®, Gotcha®, Girl Star®, MCD® John Henry®, Mondo di Marco®, Redsand®, Manhattan®, Axist® and Farah®. The Company enhances its roster of brands by licensing trademarks from third parties including Dockers® for outerwear, Nike® and JAG® for swimwear, and Callaway®, PING® and PGA TOUR® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to integrate acquired businesses, trademarks, tradenames and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

CONTACT:

Perry Ellis International Investor Relations

Francisco G. Hoffmann, 305-873-1365

SOURCE: Perry Ellis International, Inc.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended		Six Months Ended
	August 1, 2009	July 31, 2008	August 1, 2009	July 31, 2008
Revenues
Net sales	$152,980	$187,404	$367,018	$425,166
Royalty income	6,189	6,295	12,195	12,082

Total revenues	159,169	193,699	379,213	437,248
Cost of sales	109,961	131,462	260,771	290,444

Gross profit	49,208	62,237	118,442	146,804
Operating expenses
Selling, general and administrative expenses	47,700	60,328	102,074	122,596
Depreciation and amortization	3,390	3,681	7,013	7,347

Total operating expenses	51,090	64,009	109,087	129,943

Operating (loss) income	(1,882)	(1,772)	9,355	16,861
Impairment on marketable securities	—	1,983	—	1,983
Interest expense	3,966	4,288	8,584	8,779

Income (loss) before income taxes	(5,848)	(8,043)	771	6,099
Income tax (benefit) provision	(694)	(2,664)	133	2,044

Net (loss) income	(5,154)	(5,379)	638	4,055

Less: net income attributed to noncontrolling interest	154	—	97	327

Net (loss) income attributed to Perry Ellis International, Inc.	$(5,308)	$(5,379)	$541	$3,728

Net (loss) income attributed to Perry Ellis International, Inc. per share
Basic	$(0.42)	$(0.36)	$0.04	$0.25

Diluted	$(0.42)	$(0.36)	$0.04	$0.24

Weighted average number of shares outstanding
Basic	12,669	14,777	12,685	14,632
Diluted	12,669	14,777	12,719	15,323

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	August 1, 2009	January 31, 2009
Assets
Current assets:
Cash and cash equivalents	$29,485	$8,813
Accounts receivable, net	100,086	142,870
Inventories	103,409	139,074
Other current assets	28,650	31,508

Total current assets	261,630	322,265

Property and equipment, net	66,069	70,222
Intangible assets	201,229	201,229
Other assets	5,988	5,870

Total assets	$534,916	$599,586

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$30,573	$45,826
Accrued expenses and other liabilities	23,991	23,825
Accrued interest payable	5,127	5,336
Current portion - real estate mortgages	11,109	494
Unearned revenues	4,927	5,654

Total current liabilities	75,727	81,135

Long term liabilities:
Senior subordinated notes payable	149,491	149,409
Senior credit facility	—	54,415
Real estate mortgages	13,848	24,686
Deferred pension obligation	18,266	17,708
Unearned revenues and other long-term liabilities	22,704	20,132

Total long-term liabilities	204,309	266,350

Total liabilities	280,036	347,485

Stockholders’ equity

Preferred stock	—	—
Common stock	160	160
Additional paid-in-capital	105,176	103,933
Retained earnings	167,212	166,671
Accumulated other comprehensive loss	(3,657)	(6,306)
Treasury stock at cost	(17,415)	(15,664)

Total Perry Ellis International, Inc. stockholders’ equity	251,476	248,794

Noncontrolling interest	3,404	3,307

Total stockholders’ equity	254,880	252,101

Total liabilities and stockholders’ equity	$534,916	$599,586

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO EBITDA(1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended		Six Months Ended
	August 1, 2009	July 31, 2008	August 1, 2009	July 31, 2008
Net (loss) income attributed to Perry Ellis International, Inc.	$(5,308)	$(5,379)	$541	$3,728
Plus:
Depreciation and amortization	3,390	3,681	7,013	7,347
Interest expense	3,966	4,288	8,584	8,779
Net income attributable to noncontrolling interest	154	—	97	327
Income tax (benefit) provision	(694)	(2,664)	133	2,044

EBITDA	1,508	(74)	16,368	22,225
Impairment on marketable securities	—	1,983	—	1,983
One-time non-recurring restructuring costs	—	2,411	—	—

EBITDA as adjusted	$1,508	$4,320	$16,368	$24,208

(1)	EBITDA consists of earnings before interest, taxes, depreciation, amortization and noncontrolling interest. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry.

“EBITDA as adjusted” consists of EBITDA adjusted for the impact of the non-cash impairment of marketable securities and the one-time non-recurring restructuring costs. These are not indicative of our ongoing operations and thus to get a more comparable result with the operating performance of the apparel industry, they have been removed from the calculation.